Exhibit 10.1

April 22, 2005

Mr. Eric Schwartz
2449 Chestnut Street
San Francisco, California 94123

Dear Eric:

On behalf of ANIMAS Corporation, I am pleased to offer you the position of General Counsel reporting to Kathy Crothall, President and CEO. Your start date will be at a time mutually agreeable to all parties, but in no event after June 1, 2005. Your annual salary will be $195,000, payable semi-monthly and renewable on the same schedule as the rest of senior management, typically at or around year-end. You will be eligible for an annual bonus starting in 2005 of up to 35% of your salary, dependent upon both the Company’s and your performance. In 2005, irrespective of the Company or your performance, you are guaranteed a minimum bonus of $20,000. You will also receive an incentive stock option of 20,000 shares. The exercise price of your option is market value on your start-date. The option vests over 3 years, with 30% vesting at the end of the first year and 35% vesting at the end of the year two and three. This offer is contingent upon your successfully passing a background investigation and drug screening.

In addition, you will receive the standard benefits package offered to all regular full-time employees, which includes medical and dental insurance, 401 k, long term disability and short term disability insurance, life insurance, vacation (twelve days accrued one per month), and ten holidays. Benefit eligibility dated is the first day of the month following 30 days of employment. In the event of a change of control of the Company, you will be entitled to certain compensation as outlined in the Change of Control Agreement, providing you sign such agreement and abide by such terms.

ANIMAS agrees to reimburse you for Allowable Relocation Expenses not to exceed $25,000 based upon submission of receipts. Allowable Relocation Expenses include realtor fees for selling your house, and the cost of moving your household goods between California and Pennsylvania. Should you voluntarily resign from your employment with ANIMAS prior to one year of service, you will be responsible to reimburse ANIMAS for all Company-paid relocation expenses.

As a condition of employment, you will be required to sign a Confidentiality and Restrictive Covenant Agreement that will require, among other provisions that you agree not to compete with ANIMAS for a period of one year after termination of employment.

Your employment with ANIMAS Corporation is considered Employment at Will and may be terminated at any time, for any reason, with or without notice by you or the Company. If you agree with these terms and conditions, please sign and return one set of the documents confirming your acceptance of the offer.

Very truly yours,

ANIMAS Corporation

/s/ Thomas P. Dryoff

Thomas P. Dryoff
Director of Human Resources

/s/ Eric Ian Schwartz Eric Schwartz	5/14/05 Date